Exhibit 10.11

activision.com	3100 Ocean Park Boulevard
Santa Monica, California 90405

Tel: 310.255.2000
Fax: 310.255.2100

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this 8th day of July 2008, between Activision Publishing, Inc. (the “Employer”) and Ronald Doornink (“you”).

RECITAL

The Employer desires to employ you, and you desire to be so employed by the Employer, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth in this Agreement, the Employer and you hereby agree as follows:

1.                                      Term of Employment

(a)                                  The term of your employment under this Agreement (the “Term”) shall commence on July 8, 2008 (the “Effective Date”) and shall end on June 30, 2009 (or such earlier date on which your employment is terminated under Section 9).  Thereafter, this Agreement shall be automatically extended on its anniversary date for consecutive one (1) year periods unless either party gives the other party a notice of its election not to renew this Agreement no later than thirty (30) days prior to its expiration.  Any extension of this Agreement shall constitute the “Term” as defined in this Agreement.

(b)                                 Except as set forth in Section 10(t), upon the expiration of the Term (or such earlier date on which your employment is terminated pursuant to Section 9) all obligations and rights under this Agreement shall immediately lapse.  If your employment continues beyond the expiration of the Term, you shall be an at-will employee whose employment may be terminated by either of the parties to this Agreement at any time for any reason.

2.                                      Compensation

(a)                                  Subject to the provisions of this Agreement, in full consideration for all rights and services provided by you under this Agreement, during the Term you shall receive the compensation set forth in this Section 2. On each anniversary of the Effective Date during the Term (or such other times during the Term as the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Activision, Inc. (“Activision”) deems appropriate), your compensation may be reviewed and may be adjusted by an amount determined by the Compensation Committee, in its sole and absolute discretion

(b)                                 You shall receive an annual base salary of $250,000 (the “Base Salary”) paid in accordance with the Employer’s payroll policies in effect from time to time.

(c)                                  You may be eligible to receive an annual discretionary bonus (the “Annual Bonus”) as determined in its discretion and approved in writing by the Compensation Committee of the Board of Directors of Activision. The Annual Bonus will be paid at the same time bonuses are generally paid to other employees, but in no event later than the 15th day of the third month of the year following the fiscal year to which the Annual Bonus relates.  Except as otherwise set forth in this Agreement, you must remain continuously employed by the Employer or Activision or any subsidiary, affiliate or successor thereto (the “Activision Group”) through the date on which the Annual Bonus is paid to be eligible to receive any such Annual Bonus.

(d)                                 Subject to the approval of the Compensation Committee, Activision will grant to you a non-qualified stock option to purchase 10,000 shares of Activision’s common stock (the “Options”) and 5,000 restricted share units which represent the conditional right to receive shares of Activision’s common stock (the “RSUs”, and collectively with the Options, the “Equity Awards”).

(i)            The Options will vest ratably every three months over the one-year period from the date of grant, subject to your remaining employed by the Activision Group through each vesting date.

(ii)           The RSUs will vest ratably every three months over the one-year period from the date of grant, subject to your remaining employed by the Activision Group through each vesting date, and will settle during the calendar year in which vesting occurs.

You acknowledge that the Equity Award grants made pursuant to this Section 2(d) are expressly conditioned upon approval by the Compensation Committee, and that the Compensation Committee has discretion to approve or disapprove the grants and/or to determine and make modifications to the terms of the grants.  The Equity Awards shall be subject to all terms of the Activision 2007 Incentive Plan (the “Plan”) and Activision’s standard forms of employee award agreements.  In the event of a conflict between this Agreement and the terms of the Plan or award agreements, the Plan or the award agreements, as applicable, shall govern.

3.                                      Title; Location

During the Term, you shall serve as Senior Advisor. Your principal place of business shall be the Employer’s headquarters in Santa Monica, California.

4.                                      Duties

(a)                                  You shall report directly to the Board of Directors of Activision.  In connection with your duties, you will, without limitation, advise, consult and provide direction on the following matters to the Board of Directors and executive management of Employer: Mergers & Acquisitions, Financings, Annual Operating Plans, OGSP materials, Three-Year Plans, Strategic Plans, Compensation Policies, Processes and Plans, Organizational Structure and Design, Succession Plans and such other matters that the members of the Board of Directors of Activision or executive management of Employer may from time to time request assistance on in the discharge of their duties.

(b)                                 During the Term you shall devote such time as may be reasonably required from time to time to discharge your duties hereunder, shall faithfully serve the Activision Group, shall in all respects conform to and comply with the lawful directions and instructions given to you in good faith by the Board of Directors of Activision.  Notwithstanding the forgoing, during the Employment Period you shall be permitted to engage in any activity which is not inconsistent with Activision Group’s interests and prospects, including, without limitation, (a) serving on civic or charitable boards or committees; (b) serving as a director of any company that is not in a Competitive Business; (c) delivering lectures, fulfilling speaking engagements or teaching at educational institutions; (d) serving as an officer or director of closely-held private companies that are not in a Competitive Business (as defined below); and (e) attending conferences conducted by business organizations; provided, however, that such activity does

not interfere with the performance of your duties and responsibilities hereunder.   As used herein, the term “Competitive Business” shall mean any business engaged in the interactive entertainment software business, including, without limitation:  the development, publishing, financing, promotion, distribution or sale of interactive entertainment software products; engaging in the Internet and other forms of on-line gaming business regardless of methods of on-line delivery; and engaging in wireless or other forms of alternative delivery or distribution of interactive entertainment software products.

5.                                      Expenses

To the extent you incur necessary and reasonable travel or other business expenses in the course of your employment, you shall be reimbursed for such expenses, upon presentation of written documentation in accordance with the Employer’s policies in effect from time to time.

6.                                      Other Benefits

(a)                                  During the Term you shall be eligible to participate in all health, welfare, retirement, pension, life insurance, disability and similar plans, programs and arrangements generally available to employees of the Employer, subject to the then-prevailing terms, conditions and eligibility requirements of each such plan, program, or arrangement.

(b)                                 During the Term, you will be eligible to participate in all perquisite programs generally available from time to time to employees of the Employer, subject to the then-prevailing terms, conditions and eligibility requirements of each such program.

(c)                                  You expressly agree and acknowledge that after the expiration of the Term (or such earlier date on which your employment is terminated pursuant to Section 9), you are entitled to no additional benefits, except as specifically provided in this Agreement and the benefit plans in which you participate during the Term, and subject in each case to the then-prevailing terms and conditions of each such plan.

7.                                      Vacation and Paid Holidays

You will be entitled to paid vacation days and holidays in accordance with the policies of the Employer in effect from time to time.

8.                                      Protection of the Employer’s Interests

(a)                                  Duty of Loyalty.  During the Term, you will owe a “Duty of Loyalty” to the Employer, which includes, but is not limited to, your not competing in any manner, whether directly or indirectly, as a principal, employee, agent, owner, or otherwise, with the Employer or any entity in the Activision Group.

(b)                                 Policy Compliance.  You confirm that you have read, understand and will comply with the Employer’s policies, procedures, rules and regulations in effect from time to time, including, without limitation, the Code of Business Conduct and Ethics, as amended from time to time.

(c)                                  Property of the Employer.  All rights worldwide with respect to any and all intellectual or other property of any nature produced, created or suggested by you during the Term or resulting from your services which (i) relate in any manner at the time of conception or reduction to practice to the actual or demonstrably anticipated business of the Activision Group, (ii) result from or are suggested by any task assigned to you or any work performed by you on behalf of the Activision Group, or (iii) are based on any property owned or idea conceived by the Activision Group, shall be deemed to be a work made for hire and shall be the sole and exclusive property of the Activision Group.  You agree to execute, acknowledge and deliver to the Employer, at the Employer’s request, such further documents, including copyright and patent assignments, as the Employer finds appropriate to evidence the Employer’s rights in such property.  Your agreement to assign to the Employer any of your rights as set forth in this Section 8(c) shall not apply to any invention that qualifies fully under the provisions of California Labor Code Section 2870, where no equipment, supplies, facility or trade secret information of the Employer were used and that was developed entirely upon your own time, and that does not relate to the Employer’s business, and that does not result from any work performed by you for the Employer.

(d)                                 Confidentiality.  No confidential or proprietary information of any entity in the Activision Group shall be used by you or disclosed or made available by you to any person except as required in the course of your employment, and upon the termination of your employment (or at any time on the Employer’s request), you shall return to the Employer all such information that exists, whether in electronic, written, or other form (and all copies thereof) under your control.  Without limiting the generality of the foregoing, you acknowledge signing and delivering to the Employer the Activision Employee Proprietary Information Agreement attached as Exhibit A hereto (the “Proprietary Information Agreement”) as of the Effective Date and you agree that all terms and conditions contained in such agreement, and all of your obligations and commitments provided for in such agreement, shall be deemed, and hereby are, incorporated into this Agreement as if set forth in full herein.

(e)                                  Return of Property and Resignation from Office.  You acknowledge that, upon termination of your employment for any reason whatsoever (or at any time on the Employer’s request), you will promptly deliver to the Employer or surrender to the Employer’s representative all property of any entity in the Activision Group, including, without limitation, all documents and other materials (and all copies thereof) relating to the Activision Group’s business, all identification and access cards, all contact lists and third party business cards however and wherever preserved, and any equipment provided by any entity in the Activision Group, including, without limitation,  computers, telephones, personal digital assistants, memory cards and similar devices which you possess or have in your custody or under your control. You also agree to resign from any office held by you within the Activision Group immediately upon termination of your employment for any reason whatsoever (or at any time on the Employer’s request) and you irrevocably appoint any person designated as Employer’s representative at that time as your delegate to effect your resignation from office in such circumstances.

(f)                                    Covenant Not to Solicit.

(i)            During your employment, you shall not, either alone or jointly, with or on behalf of others, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise, directly or indirectly: (a) offer employment to, or directly or indirectly solicit the employment or engagement of, or otherwise entice away from the employment of the Activision Group, either for your own account or for any other person, firm or company, any person employed by the Activision Group, whether or not such person would commit any breach of a contract by reason of his or her leaving the service of the Activision Group; or (b) solicit, induce or entice any client, customer, contractor, licensor, agent, partner or other business relationship of the Activision Group to terminate, discontinue, renegotiate or otherwise cease or modify its relationship with any entity in the Activision Group.

(ii)           For a period of one (1) year following the termination of your employment for any reason whatsoever, you shall not, either alone or jointly, with or on behalf of others, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise, directly or indirectly solicit the employment or engagement of, either for your own account or for any other person, firm or company, any person employed by the Activision Group, whether or not such person would commit any breach of a contract by reason of his or her leaving the service of any entity in the Activision Group.

(iii)          During your employment and at all times following the termination of your employment for any reason whatsoever, you shall not use the confidential, trade secret information of the Activision Group or any other unlawful means to directly or indirectly solicit, induce or entice any client, customer, contractor, licensor, agent, partner or other business relationship of the Activision Group to terminate, discontinue, renegotiate or otherwise cease or modify its relationship with any entity in the Activision Group.

(iv)          You expressly acknowledge and agree that the restrictions contained in this Section 8(g) are reasonably tailored to protect the Activision Group’s confidential information and trade secrets, and are reasonable in all circumstances in scope, duration and all other respects. It is expressly agreed by the parties that if for any reason whatsoever any one or more of such restrictions shall (either taken by itself or themselves together) be adjudged to go beyond what is legally permissible for the protection of the legitimate interests of the Activision Group, that the prohibitions shall be in effect and upheld to the fullest extent permissible under applicable laws.  The provisions of this Section 8(g) shall survive the expiration or earlier termination of this Agreement.

9.                                      Termination of Employment

(a)                                  Resignation by Employee.  You promise not to resign your employment prior to the Expiration Date.  If you do resign the Employer may accept your resignation effective as of any date it determines.

(b)                                 By the Employer for Cause.  At any time during the Term, the Employer may terminate your employment for “Cause”, which shall include, but not be limited to, a good-faith determination by the Employer that you:

(i)            engaged in willful, reckless or gross misconduct;

(ii)           materially breached this Agreement or any other agreement between the Employer or the Activision Group and you;

(iii)          committed, were convicted of, or pled no contest to a felony or crime involving dishonesty or moral turpitude;

(iv)          breached your Duty of Loyalty;

(v)           violated any material Activision Group policy; or

(vi)          materially failed to follow any lawful directive of the Board of Directors of Activision.

If your employment terminates for any reason other than a termination by the Employer for Cause, at a time when the Employer had Cause to terminate you (or would have had Cause if it then knew all relevant facts), your termination shall be treated as a termination by the Employer for Cause.

(c)                                  By the Employer Without Cause.  The Employer may terminate your employment without Cause at any time during the Term and such termination shall not be deemed a breach by the

Employer of any term of this Agreement or any other duty or obligation, expressed or implied, which the Employer may owe to you pursuant to any principle or provision of law.

(d)                                 Death.  In the event of your death during the Term, your employment shall terminate immediately as of the date of your death.

(e)                                  Termination of Obligations.  In the event of the termination of your employment under this Agreement pursuant to this Section 9 all obligations of Employer to you under this Agreement shall immediately terminate, except as provided below:

(i)            If your employment terminates for any reason other than under Section 9(c), the Employer shall pay or provide you within 60 days after the date of your termination of employment (a) any Base Salary earned but unpaid as of the date of your termination, (b) any earned but unpaid Annual Bonus for any fiscal year that ended prior to your termination, (c) payment in lieu of any vacation accrued under Section 7 but unused as of the date of your termination, (d) any business expenses incurred but not reimbursed under Section 5 as of the date of your termination, and (e) any amounts or benefits under any Activision Group compensation, incentive, or benefit plans vested but not paid as of the date of your termination.

(ii)           If your employment terminates under Section 9(c), the Employer shall pay you (a) the amounts described in clause (i) of this Section 9(e) and (b) an amount equal to the Base Salary (at the rate in effect on the date of your termination) that you would have received had you remained employed until the last date of the Term in equal installments commencing on the first payroll pay date following your termination of employment in accordance with the Employer’s payroll practices then in effect on the date of your termination; provided, however, that you must sign a waiver and release agreement in a form prepared by the Employer in its sole discretion in order to receive the amounts set forth in this Section 9(e)(ii)(b).  If the waiver and release agreement executed by you has not become effective and irrevocable at the time an installment payment is otherwise due (for example, as a result of the applicable revocation period not having expired), payment of such installment will be delayed until such waiver and general release becomes effective and irrevocable in its entirety.  The Employer will pay any installments that were due prior to the effective date of the waiver and general release in a lump sum on the date scheduled for payment of the next installment.

10.                               General Provisions

(a)                                  Entire Agreement.  This Agreement and the Proprietary Information Agreement, supersedes all prior or contemporaneous agreements and statements, whether written or oral, concerning the terms of your employment with the Activision Group, and no amendment or modification of these agreements shall be binding unless it is set forth in a writing signed by both the Employer and you.  To the extent that this Agreement conflicts with any of the Employer’s policies, procedures, rules or regulations, this Agreement shall supersede the other policies, procedures, rules or regulations. Without limiting the generality of the foregoing, you acknowledge that this Agreement supersedes your prior written agreement with the Activision Group dated July 22, 2002, as amended and such agreement is hereby terminated and of no further force and effect.

(b)                                 Use of Employee’s Name, Voice and Likeness.  You hereby irrevocably grant Employer the right, but not the obligation, to use your name, voice or likeness for any publicity or advertising purpose.

(c)                                  Assignment.  The Employer may assign this Agreement or all or any part of its rights and obligations under this Agreement to any entity which succeeds to all or substantially all of the Employer’s stock or assets (whether by merger, acquisition, consolidation, reorganization or otherwise) and following such assignment all references to the Employer shall be deemed to refer to such assignee and the Employer shall thereafter have no obligation under this Agreement.

(d)                                 No Conflict with Prior Agreements.  You represent to the Employer that neither your commencement of employment under this Agreement nor the performance of your duties under this Agreement conflicts or will conflict with any contractual or legal commitment on your part to any third party, nor does it or will it violate or interfere with any rights of any third party.

(e)                                  Successors.  This Agreement shall be binding on and inure to the benefit of the Employer and its successors and assigns.  This Agreement shall also be binding on and inure to the benefit of you and your heirs, executors, administrators and legal representatives.

(f)                                    Waiver.  No waiver by you or the Employer at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

(g)                                 Prevailing Law.  Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.

(h)                                 Expiration.  This Agreement does not constitute a commitment of the Employer with regard to your employment, express or implied, other than to the extent expressly provided for herein.  Upon the expiration of the Term, or, if earlier, the termination of this Agreement pursuant to Section 9, it is the contemplation of both parties that your employment with the Activision Group shall cease, and that neither the Employer nor you shall have any obligation to the other with respect to your continued employment.

(i)                                     Taxation.  The Employer may withhold from any payments made under the Agreement all federal, state, city or other applicable taxes or amounts as shall be required or permitted pursuant to any law, governmental regulation or ruling or agreement with you.

(j)                                     Choice of Law.  Except to the extent governed by Federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of law principles.

(k)                                  Immigration.  In accordance with the Immigration Reform and Control Act of 1986, employment under this Agreement is conditioned upon satisfactory proof of your identity and legal ability to work in the United States.

(l)                                     Arbitration.  All disputes relating to your employment (or its termination), including disputes relating to your employment and this Agreement, shall be resolved by final and binding arbitration in accordance with this Section 10(l).  The arbitration will be conducted by an impartial arbitrator experienced in employment law selected from  the JAMS  panel of arbitrators in accordance with JAMS then-current employment arbitration rules (except as otherwise provided in this Section 10(l)).  You understand that the Employer and you are waiving the right to institute a court action, except for requests for injunctive relief pending arbitration, and understand that the Employer and you are giving up any right to a jury trial.  The arbitrator’s award and opinion shall be in writing and in the form typically rendered in labor and employment arbitrations.

The Employer will pay any filing fee and the fees and costs of the arbitrator, unless you initiate the claim, in which case you only will be required to contribute an amount equal to the filing fee for a claim initiated in a court of general jurisdiction in the State of California.  The arbitrator shall award attorneys’ fees and costs to the prevailing party, unless prohibited by applicable law.  This arbitration obligation shall not prohibit the Employer or you from filing a claim with an administrative agency, nor does it apply to claims for workers’ compensation or unemployment benefits, or claims for benefits under an employee welfare or pension plan that specifies a different dispute resolution procedure.  The arbitration shall take place in Santa Monica, California or whatever other city in which you were last employed by the Employer, unless the Employer and you agree otherwise.

(m)                               Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under existing or future laws effective during the Term, such provisions shall be fully severable, the Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a legal and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

(n)                                 Services Unique.  You recognize that the services being performed by you under this Agreement are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages in the event of a breach of this Agreement by you (particularly, but without limitation, with respect to the provisions hereof relating to the exclusivity of your services and the provisions of Section 9).

(o)                                 Injunctive Relief.  In the event of a breach of or threatened breach of the provisions of this Agreement regarding the exclusivity of your services and the provisions of Sections 8 and 9, you agree that any remedy of law would be inadequate.  Accordingly, you agree that the Employer is entitled to obtain injunctive relief for such breaches or threatened breaches.  The injunctive relief provided for in this Section 10(o) is in addition to, and is not in limitation of, any and all other remedies at law or in equity otherwise available to the applicable party.  The parties agree to waive the requirement of posting a bond in connection with a court or arbitrator’s issuance of an injunction.

(p)                                 Subsequent Employment.  Notwithstanding anything to the contrary contained herein, you shall receive the payments and benefits under Section 9(e)(ii) (other than payments in accordance with Section 9(e)(i)) only for the time period that you do not obtain subsequent employment and/or provide services of any kind for compensation, whether as principal, owner, partner, agent, shareholder, director, employee, consultant, advisor or otherwise, to any person, company, venture or other person or business entity.  If, at any time, you obtain subsequent employment or provide services as set forth in the prior sentence, payments and benefits under Section 9(e) shall cease immediately.

(q)                                 Remedies Cumulative.  The remedies in this Agreement are not exclusive, and the parties shall have the right to pursue any other legal or equitable remedies to enforce the terms of this Agreement.

(r)                                    Headings.  The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this Agreement.

(s)                                  Section 409A.

(i)            If any amounts that become due under this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, payment of such amounts shall not commence until you incur a “Separation from Service” (as defined below).

(ii)           Notwithstanding anything herein to the contrary, if you are a “Specified Employee,” for purposes of Section 409A of the Code, on the date on which you incur a Separation from Service, any payment hereunder that provides for the “deferral of compensation” within the meaning of Section 409A of the Code shall not be paid or commence to be paid on any date prior to the first business day after the date that is six months following your “Separation from Service” (the “409A Suspension Period”); provided, however, that a payment delayed pursuant to the preceding clause shall commence earlier in the event of your death prior to the end of the six-month period.  Within 14 calendar days after the end of the 409A Suspension Period, you shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence.  Thereafter, you shall receive any remaining benefits as if there had not been an earlier delay.

(iii)          For purposes of this Agreement, “Separation from Service” shall have the meaning set forth in Section 409A(a)(2)(i)(A) of the Code and determined in accordance with the default rules under Section 409A of the Code.  “Specified Employee” shall have the meaning set forth in Section 409A(a)(2)(B)(1) of the Code, as determined in accordance with the uniform methodology and procedures adopted by the Employer and then in effect.

(iv)          Anything in this Agreement to the contrary notwithstanding, no reimbursement payable to you pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Activision Group covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, except to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code.  No amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

(v)           The provisions of this Agreement are intended to satisfy the applicable requirements of Section 409A of the Code with respect to amounts subject thereto and shall be performed, interpreted and construed consistent with such intent.  If any provision of this Agreement does not satisfy such requirements or could otherwise cause you to recognize income under Section 409A of the Code, you and the Employer agree to negotiate in good faith an appropriate modification to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A of the Code or otherwise causing the recognition of income thereunder.

(t)                                    Survivability.  The provisions of Sections 8, 10(l), 10(m), 10(o), 10(p) and this 10(t) shall survive the termination or expiration of this Agreement.

(u)                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

(v)                                 Legal Counsel.  You acknowledge that you have been given the opportunity to consult with legal counsel or any other advisor of your own choosing regarding this Agreement.  You understand and agree that any attorney retained by the Employer or any member of management who has discussed any term or condition of this Agreement with him or with you is only acting on behalf of the Employer and not on your behalf.

(w)                               Right to Negotiate.  You hereby acknowledge that you have been given the opportunity to participate in the negotiation of the terms of this Agreement.  You acknowledge and confirm that you have read this Agreement and fully understand its terms and contents.

11.                               Notices

All notices which either party is required or may desire to give the other shall be in writing and given either personally or by depositing the same in the United States mail addressed to the party to be given notice as follows:

To the Employer:	Activision Publishing, Inc. 3100 Ocean Park Boulevard Santa Monica, California 90405 Attention: Chief Legal Officer

To You:	872 6th Street Manhattan Beach, CA 90266

Either party may by written notice designate a different address for giving of notices.  The date of mailing of any such notices shall be deemed to be the date on which such notice is given.

ACCEPTED AND AGREED TO:

Employer		Employee

ACTIVISION PUBLISHING, INC

By:	/s/ George L. Rose	/s/ Ronald Doornink
	George L. Rose	RON DOORNINK
Chief Legal Officer

Date:	July 7, 2008	Date:	July 7, 2008